Exhibit 2.3

PURCHASE AND SALE AGREEMENT

BETWEEN

PACER ENERGY, LTD.

AS SELLER

AND

PARSLEY ENERGY, L.P.

AS BUYER

PURCHASE AND SALE AGREEMENT

This Agreement (this “Agreement”) is executed on the date(s) of execution shown below, subject to the Execution Deadline provided below, and made and entered into by and between Pacer Energy, Ltd., a Texas limited partnership whose address is 12600 Hill Country Blvd., Austin, Texas 78738 (the “Seller”), and Parsley Energy, L.P., a Texas limited partnership whose address is 500 West Texas Street, Suite 1300, Midland, Texas 79701 (the “Buyer”).  Buyer and Seller are collectively referred to herein as the “Parties”, and are sometimes referred to individually as a “Party.”

W I T N E S E T H:

WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, the Assets (as defined in Section 1.02), all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Seller and Buyer hereby agree as follows:

Article I
Assets

Section 1.01Agreement to Sell and Purchase.  Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer all right title and interest (not otherwise expressively reserved and excluded herefrom) in the Assets described in Section 1.02.

Section 1.02Assets.  The “Assets” are, other than the Excluded Assets, all of Seller’s right, title and interest of any kind or character, whether legal or equitable, vested or contingent, in and to the following real and personal property interests:

(a)The oil, gas and mineral leases, limited in depth, as described on Exhibit A (the “Leases”) attached hereto and the lands covered thereby (the “Lands”), including any and all renewals, extensions, ratifications, and amendments of such Leases and all rights and benefits derived from, or attributable to, the lessee’s interest in such Leases, limited by depth, together with all oil and gas pooling, and unitization agreements, and rights and benefits derived from any order or decision of any Governmental Authority.

(b)All personal property, equipment, fixtures, inventory and improvements located on and currently used in connection with the Subject Interests or with the production, treatment, sale, or disposal of Hydrocarbons, byproducts or waste produced therefrom or attributable thereto, including, without limitation, oil wells and natural gas wells (including those described on Exhibit B attached hereto), whether currently producing or not producing hydrocarbons, all injection and disposal wells on the Leases, water wells, salt water disposal wells, and all other wells located on the lands covered by the Subject Interests or on lands with which the Subject Interests may have been pooled or unitized, whether producing, shut in or abandoned, and whether for production, water, injection or disposal, and whether or not they are identified in the Exhibits to this Agreement (collectively, the “Wells”), and all wellhead equipment, pumps, pumping units, casing, rods, tubing, separators, heater treaters, pipelines, valves, fittings, flowlines, gathering lines and systems, piping, tanks, buildings, treatment facilities, injection facilities, disposal facilities, compression facilities, fixtures, inventory, and other materials, supplies, equipment, facilities, machinery, and surface and downhole equipment (collectively, “Personal Property”);

(c)The oil, gas and the minerals, recorded and unrecorded title interests, contractual interests, royalty interest, overriding royalty interests, net profits interest, production payments, operating rights, carried interests, working interests, reversionary interests, conversion rights and options, rights of assignment and reassignment, and other similar rights or interests of whatever kind or character, whether legal or equitable, vested or contingent, in connection with the Lands, Wells and Easements (the “Subject Interests”);

(d)All easements, rights-of-way, surface leases, servitudes, permits, licenses, franchises and other estates or similar rights and privileges directly related to or used solely in connection with the Assets (the “Easements”);

(e)All oil, gas, condensate and other hydrocarbons (collectively, “Hydrocarbons”) produced from the Lands, or attributable thereto, or to lands pooled or unitized therewith, together with all proceeds from and rights relating to such production from and after the Effective Time;

(f)All contracts, agreements and other arrangements that relate to the Assets, whether recorded or unrecorded, including, without limitation, production sales contracts, balancing agreements, joint venture agreements, joint operating agreements, partnership agreements, farmout agreements, farmin agreements, operating agreements, service agreements, salt water disposal and injection agreements, assignments of operating rights, subleases, pooling and communitization agreements, drilling agreements and similar arrangements (collectively, the “Contracts”);

(g)True and correct copies of all books, records, files, muniments of title, ownership maps, contract files, assignments, operating and accounting records, reports and similar documents and materials, including, without limitation, lease records, well records, and division order records, well files, title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Assets), contracts and contract files, correspondence, that relate to the foregoing interests in the possession of, and maintained by, Seller (collectively, the “Records”);

(h)True and correct copies of all geological and geophysical data relating to the Assets, other than such data that is interpretive in nature or which cannot be transferred without the consent of or payment to any third party;

(i)All rights and interests in or derived from unit agreements, gas sales contracts, product purchasing agreements, orders and decisions of state and federal regulatory authorities establishing units, joint operating agreements, farmout and farmin agreements, options, drilling agreements, unitization, pooling and communitization agreements, oil and/or gas sales agreements, salt water disposal and injection agreements, assignments of operating rights, subleases, and any and all other agreements to the extent they pertain to the Leases, Lands, Subject Interests, and wells located on the Lands; and

(j)All claims or causes of action, against any unaffiliated third person or entity, currently accrued or hereafter arising from the other Assets, and not otherwise dealt with in Article XIV hereto.

Section 1.03Excluded Assets shall mean the following:

(a)The interests held by MDF Trust, et al, relating to the Assets as described in the Assignment of Overriding Royalty dated June 13, 2012 from Seller to MDF Trust, et al., recorded in Volume 886, Page, 214, of the Real Property Records of Upton County, Texas.

(b) The right of Seller, as the cotenant in possession, of recoupment out of future revenues from the Counsel 27 #1 Well, API # 42-461-38813, amounts allocable to the interest of Katherine Riney (1.5% WI, 1.3125% NRI), as non-possessory cotenant, for all costs and expenses of, or related to, drilling, completing, and operating the said well that have been borne by Seller.

(c)Subject to Section 5.06, all rights, titles, claims and interests of Seller relating to the Assets prior to the Effective Time under any policy or agreement of insurance or indemnity; under any bond; or to any insurance or condemnation proceeds or awards.

(d)The depths in various portions of the Lands described as Limited Depths in Exhibit “A-1” attached hereto; together with non-exclusive rights of ingress and egress and use of the Lands to conduct operations and related activities, including, without limitation, operations under the Leases and related contracts and agreements and other instruments, but only as to such excluded depths, and the Parties hereto each agree not to interfere unreasonably with the operations of the other Party as to their respective depths.

(e)An overriding royalty interest in the Leases equal to the difference between 25% and current lease burdens, including without limitation the overriding royalty interests acquired by Pacer Energy, Ltd. by purchase from the various Term Assignors of their interests (“term overriding royalties” herein) in the Leases reserved under the following term assignments from the following named owners (“Term Assignors” herein), recorded as follows in the real property records of Upton County, Texas, to-wit:

1)John Willis to Pacer Energy, Ltd. dated December 4, 2012, recorded at Volume 902, Page 119; and

2)Linda Cheshire to Pacer Energy, Ltd. dated November 20, 2012, recorded at Volume 902, Page 111; and

3)Marilyn Salant to Pacer Energy, Ltd. dated November 28, 2012, recorded at Volume 902, Page 115; and

4)Josephine Huff to Pacer Energy, Ltd. dated November 29, 2012, recorded at Volume 902, Page 105; and

5)Francoise Cawley to Pacer Energy, Ltd. dated November 28, 2012, recorded at Volume 902, Page 113; and

6)Conrad Seyfried to Pacer Energy, Ltd. dated December 20, 2012, recorded at Volume 902, Page 121; and

7)Joe Robinson to Pacer Energy, Ltd. dated April 29, 2013, recorded at Volume 903, Page 131; and

8)Francoise Cawley to Pacer Energy Ltd dated September 23 2013, recorded at Volume 903, Page 134;

subject to the Assignment of ORRI referenced in Section 1.03(a) above, with the result that the term overriding royalties reserved in those term assignments, proportionately reduced as provided in said Assignment of ORRI, which overriding royalties are now separately owned and separately distributed to Seller, as the purchaser thereof, shall remain owned by, and paid to, Seller until expiration thereof, if, as, and when that expiration might occur, at which time or times those expiring interests would merge into the Overriding Royalty referenced in Section 1.03(a).  It is provided, however, that this exclusion shall be limited so as not to result in less than 75% net revenue interest, proportionally reduced, being transferred to Buyer hereunder, if a greater or conflicting grant of ORRI is made in the term assignments.

(f)Seller reserves and excepts for the benefit of Seller, its successors, and assigns, a right of first refusal (“ROFR”) to purchase (i) at the sale price agreed to by Buyer with a good-faith third party, or (ii) by assuming the plugging obligations and all future cost, risk, and expense related to each and any Abandoned Well Bores (as hereinafter defined) on the Lands on an AS-IS, WHERE-IS basis, with all implied warranties disclaimed, including disclaimer of warranty of title.  An “Abandoned Well Bore” is the well bore of any well drilled and/or completed, currently or in the future, on the Leases or Lands at any time together with casing, tubing, rods and other equipment in the well bore that is not removed, reused, or repurposed by Buyer or its successor once Buyer is obligated to plug and abandon same or has made the appropriate paperwork to designate the wellbore as one that it intends to plug and abandon the same.  Unless ordered to plug and abandoned the wellbore sooner by the Railroad Commission or other lawful authority, Buyer shall furnish to Seller, at the then-current address for notice to Seller under Section 16.10 hereof, written notice of such opportunity, as to each such Abandoned Well Bore, to the attention of Seller at least 20 days in advance of the proposed plugging and abandoning operation or sale of the Abandoned Well Bore to any third party.  Any such notice shall be accompanied by a statement stating (if known) the quantity, weight and size of all casing, tubing, rods and other equipment in the hole, together with any tanks, flow lines, etc. which may be included in the proposed transaction with the third party to which the ROFR applies, and the proposed sale price of the same. Seller shall have 20 days after Buyers sends such notice within which to advise Buyer whether or not it elects to purchase the Abandoned Wellbore.  Should Seller fail to timely respond after receipt of actual written notice, it shall be considered an election not to purchase and take over the Abandoned Wellbore.

Article II
Purchase Price

Section 2.01Purchase Price.  The Purchase Price for the Assets shall be the sum of One Hundred Sixty-Nine Million Two Hundred Eighty-One Thousand Eight Hundred Sixteen and 79/100 Dollars ($169,281,816.79) in immediately available funds, subject to adjustment as provided for in Section 10.01.

Section 2.02Allocated Values.  The Purchase Price is allocated among the Assets as set forth in Exhibit C attached hereto (the “Allocated Values”). Seller and Buyer agree that the Allocated Values shall be used to compute any adjustments to the Purchase Price pursuant to the provisions of Article III.

Section 2.03Effective Time.  If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, the ownership of the Assets shall be transferred from Seller to Buyer on the Closing Date and effective as of 12:00 a.m. local time where the Assets are located on May 1, 2014 (the “Effective Time”).

Article III
Title Matters

Section 3.01Examination Period.  Following the execution date of this Agreement until April 11, 2014 (the “Examination Period”), the Seller shall permit the Buyer and/or its representatives to have, upon providing notice, full access during all regular business hours, to Seller’s Records.

Section 3.02Warranty of Title.  Seller hereby warrants that it has Defensible Title, as defined below, and agrees to warrant and defend title to the Assets solely unto Buyer against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Seller, but not otherwise; subject, however, to the Permitted Encumbrances and the other matters set forth herein.

Section 3.03Defensible Title and Permitted Encumbrances.  For purposes of this Agreement, the term “Defensible Title” means, with respect to a given Asset, such ownership by Seller in such Asset during the productive life of that Asset, that, subject to and except for the Permitted Encumbrances (as defined in Subsection (e) of this Section 3.03):

(a)entitles Seller to receive not less than the percentage set forth in Exhibit B as Seller’s “Net Revenue Interests” of all Hydrocarbons produced, saved and marketed from each well or unit as set forth in Exhibit B, all without reduction, suspension or termination of such interest throughout the productive life of such well, except for carried interests, production payments, reversionary interest or other changes in interest in time as specifically set forth in Exhibit B;

(b)obligates Seller to bear not greater than the percentages set forth in Exhibit B as Seller’s “Working Interests” of the costs and expenses relating to the maintenance, development and operation of each well or unit as set forth in Exhibit B, all without increase throughout the productive life of such well, except for carried interests, production payments, reversionary interest or other changes in interest in time as specifically set forth in Exhibit B;

(c)is free and clear of all liens, encumbrances and defects in title; and

(d)is in compliance with all applicable laws, rules, and regulations of any Governmental Authority.

(e)The term “Permitted Encumbrances” shall mean any of the following matters to the extent the same are valid and subsisting and affect the Assets:

(i)

any (A) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to the maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (B) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ liens or other similar liens or charges for liquidated amounts arising in the ordinary course of business;

(ii)

any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business (which contested matters are listed on Exhibit D) and for which any Seller has agreed to pay pursuant to the terms hereof or which have been prorated pursuant to the terms hereof;

(iii)

Lessor’s royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the NRIs below those set forth on Exhibit B.

(iv)

any (A) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (B) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by Seller or over which Seller owns rights-of-way, easements, permits or licenses, to the extent that same do not materially interfere with the oil and gas operations to be conducted on the Assets;

(v)	preferential rights to purchase or similar agreements with respect to which waivers or consents are obtained prior to Closing from the appropriate parties for the transaction contemplated hereby;
(vi)

required Third Party consents to assignments or similar agreements with respect to which waivers or consents are obtained prior to Closing from the appropriate parties for the transaction contemplated hereby;

(vii)

all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein that are customarily obtained subsequent to such sale or conveyance; and

(viii)	any liens of record affecting the Assets that are to be released prior to or at Closing.

Section 3.04Title Defect.  The term “Title Defect,” as used in this Agreement, shall mean any encumbrance, encroachment, irregularity, defect in or objection to the Seller’s ownership of any Asset (expressly excluding Permitted Encumbrances) that causes the Seller not to have Defensible Title to such Asset.  The exclusion of Permitted Encumbrances in the preceding sentence shall not affect Buyer’s right to assert those Title Defects as set forth in Sections 3.02(a) and 3.02(b), above, with respect to the Assets.

Section 3.05Notice of Title Defects.

(a)If Buyer discovers any Title Defect affecting any Asset, Buyer shall notify the Seller as promptly as possible, but no later than the expiration of the Examination Period of such alleged Title Defect.  To be effective, such notice must (i) be in writing, (ii) be received by the Seller prior to the expiration of the Examination Period, (iii) describe the Title Defect in sufficient, specific detail (including any alleged variance in the Net Revenue Interest), (iv) identify the specific Asset or Assets affected by such Title Defect, and (v) include the value of such Title Defect as determined by Buyer. Any matters that may otherwise constitute Title Defects, but of which the Seller has not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes and shall constitute Permitted Encumbrances.

(b)Upon the receipt of such effective notice from Buyer, the Seller may attempt to cure such Title Defect at any time prior to the Closing, or not take any remedial action with respect to the alleged Title Defect.

(c)The value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Buyer in the Title Defect notices shall be determined based upon the criteria set forth below:

(i)	If the Title Defect is a lien upon any Asset, the Title Defect Value is the amount necessary to be paid to remove the lien from the affected Asset, including all associated costs.
(ii)

If the Title Defect asserted is that the Net Revenue Interest attributable to any well, unit, or PUD location is less than that stated in Exhibit B or the Working Interest attributable to any well or unit is greater than that stated in Exhibit B, then the Title Defect Value shall take into account the relative change in the interest from Exhibit B and the appropriate Allocated Value attributed to such Asset.

(iii)

If the Title Defect represents an obligation, encumbrance, burden or charge upon the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest) for which the economic detriment to Buyer is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the life of the affected

Asset, and the Title Defect Values placed upon the Title Defect by Buyer and the Seller.
(iv)

If a Title Defect is not in effect or does not adversely affect an Asset or PUD Location throughout the entire productive life of such Asset, such fact shall be taken into account in determining the Title Defect Value.

(v)	The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder.
(vi)	Notwithstanding anything herein to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the wells, units or other Assets affected thereby.
(vii)	Such other factors as are reasonably necessary to make a proper evaluation.

Section 3.06Remedies for Title Defects.

(a)With respect to each Title Defect that is not cured on or before the Closing, except as otherwise provided in this Section 3.06, the Purchase Price shall be reduced by an amount equal to the Title Defect Value agreed upon in writing by Buyer and the Seller.

(b)If any Title Defect is in the nature of an outstanding preferential right to purchase, the provisions of Section 3.06(e) shall apply.  If any Title Defect is in the nature of an unobtained consent to assignment or other restriction on assignability, the provisions of Section 3.06(f) shall apply.

(c)If on or before Closing, the Parties have not agreed upon the validity of any asserted Title Defect or have not agreed on the Title Defect Value attributable thereto, either Party shall have the right to elect to have the validity of such Title Defect and/or such Title Defect Value determined by an Independent Expert pursuant to Section 15.03.  If the validity of any asserted Title Defect, or the Title Defect Value attributable thereto, is not determined before Closing, the Buyer, at its sole discretion shall (1) elect not to reduce the Purchase Price paid at Closing by virtue of such disputed Title Defect or Title Defect Value, and upon the final resolution of such dispute the Title Defect Value, if any, found to be attributable to such Title Defect shall, subject to this Section, be promptly refunded by Seller to Buyer or (2) exclude the Asset and reduce the Purchase Price by the Allocated Value.

(d)Notwithstanding anything to the contrary in this Agreement, if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Title Defects  does not exceed one percent (1.0%) of the Purchase Price prior to any adjustments thereto (the “Title Defect Deductible”), then no adjustment of the Purchase Price shall be made for Title Defects. The Allocated Value of any Asset excluded by Buyer from the sale under this Agreement will reduce the Purchase Price but cannot be used by Buyer in meeting the Title Defect Deductible.

(e)Preferential Rights To Purchase.  Seller shall use its best efforts to comply with and obtain a waiver of all preferential right to purchase provisions relative to any Asset prior to the Closing.  If, prior to Closing, a holder of a preferential purchase right notifies Seller that it intends to exercise its rights with respect to an Asset to which its preferential purchase right applies (as determined in accordance with the agreement in which the preferential purchase right arises), Buyer may elect to purchase the Assets not affected and reduce the Purchase Price by the Allocated Value.  To the extent a preferential right to purchase is exercised after Closing and payment of the Purchase Price:  (i) if the affected title or interest has not been assigned to Buyer, the interest will be assigned to the exercising third party by Seller and an appropriate credit for the Allocated Value will be given to Buyer in the Final Accounting or (ii) if the effected title or interest has been assigned to Buyer, the interest will be assigned to the exercising third party by Buyer and Buyer shall, in lieu of any remedy relative to Seller, be entitled to retain the consideration paid by the exercising third party.

(f)Consents to Assignment.  Seller shall obtain all necessary consents from third parties to assign the Assets prior to Closing (other than governmental approvals that are customarily obtained after Closing) and Buyer shall assist Seller with such efforts.

Article IV
ENVIRONMENTAL MATTERS

Section 4.01Environmental Definitions.

(a)Environmental Defects.  For purposes of this Agreement, the term “Environmental Defect” shall mean, with respect to any given Asset, (i) an individual environmental condition that constitutes a violation of Environmental Laws in effect as of the date of this Agreement in the jurisdiction in which such Asset is located, or (ii) a condition existing with respect to any Asset that requires, if known, or will require, once discovered, reporting to a Governmental Authority, investigation, monitoring, removal, cleanup, remediation, restoration or correction under Environmental Laws, in each case excluding conditions to the extent constituting or caused by NORM or disclosed on Schedule 6.13.

(b)Governmental Authority.  For purposes of this Agreement, the term “Governmental Authority” shall mean, as to any given Asset, the United States and the state, county, parish, city and political subdivisions in which such Asset is located and that exercises jurisdiction over such Asset, and any agency, department, board or other instrumentality thereof that exercises jurisdiction over such Asset.

(c)Environmental Laws.  For purposes of this Agreement, the term “Environmental Laws” shall mean all laws, statutes, ordinances, court decisions, rules and regulations of any Governmental Authority pertaining to health or the environment as may be interpreted by applicable court decisions or administrative orders, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and comparable state and local laws.

(d)Environmental Defect Value.  For purposes of this Agreement, the term “Environmental Defect Value” shall mean, with respect to any Environmental Defect, the value, as of the Closing Date, of the Seller’s proportionate share of the estimated costs and expenses to cure or remedy such Environmental Defect in the most cost‑effective manner reasonably available, consistent with Environmental Laws, taking into account that non‑permanent remedies (such as mechanisms to contain or stabilize hazardous materials, including monitoring site conditions, natural attenuation, risk‑based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be the most cost‑effective manner reasonably available.

Section 4.02Environmental Review.

(a)Upon advance notice to Seller, Seller hereby consents to Buyer conducting, at Buyer’s sole risk and expense, non-invasive on-site inspections and an Environmental Assessment of the Assets. In connection with any such on-site inspections or Environmental Assessment, Buyer agrees not to interfere with the normal operation of the Assets in any material respect, and agrees to comply with all requirements and safety policies of the operator of which Buyer has notice.  In connection with the granting of such access, Buyer represents it is adequately insured and, except to the extent caused by a Seller’s gross negligence or willful misconduct, waives, releases and agrees to indemnify, defend and save and hold harmless Seller and Seller’s respective representatives against all claims for injury to, or death of, persons or for damage to property arising in any way from the access afforded to Buyer hereunder or the activities of Buyer.  This waiver, release and indemnity by Buyer shall survive termination of this Agreement.

(b)Unless otherwise required by applicable law, Buyer shall (and shall cause Buyer’s environmental consultant (“Environmental Consultant”) to) treat confidentially any matters revealed by Buyer’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and Buyer shall not (and shall cause Buyer’s Environmental Consultant to not) disclose any Environmental Information to any Governmental Authority or other third party without the prior written consent of the Seller.  Unless otherwise required by law, Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement.  If Buyer, Buyer’s Environmental Consultant, or any third party to whom Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Buyer shall provide the Seller with prompt notice sufficiently prior to any such disclosure so as to allow the Seller to file for any protective order, or seek any other remedy, as it deems appropriate under the circumstances.  If this Agreement is terminated prior to the Closing, Buyer shall deliver the Environmental Information to the Seller, which Environmental Information shall become the sole property of the Seller.  Upon written request, Buyer shall provide copies of the Environmental Information to the Seller without charge.  Buyer’s obligations under this Section 4.01(b) shall terminate in the event that the Closing occurs.

Section 4.03Notice of Environmental Defects.

(a)If Buyer discovers any Environmental Defect affecting the Assets, Buyer shall notify the Seller prior to the expiration of the Examination Period of such alleged Environmental Defect.  To be effective, such notice must:  (i) be in writing; (ii) be received by the Seller prior to the expiration of the Examination Period; (iii) describe the specific Environmental Defect in reasonable detail, including the written conclusion of Buyer’s Environmental Consultants that an Environmental Defect exists, which conclusion shall be reasonably substantiated by the factual data gathered in Buyer’s Environmental Review, (iv) identify the specific Assets affected by such Environmental Defect; (v) identify any recommendations from Buyer’s Environmental Consultant to cure or remedy the Environmental Defect; and (vi) state Buyer’s estimate of the Environmental Defect Value, including the basis for such estimate, for which Buyer would agree to adjust the Purchase Price in order to accept such Environmental Defect.

(b)Except as provided in Section 6.13, Any matters that may otherwise constitute Environmental Defects, but of which the Seller has not been specifically notified by Buyer in accordance with the foregoing, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Buyer for all purposes.  Upon the receipt of such effective notice from Buyer, the Seller and Buyer shall attempt to mutually agree on a resolution including, but not limited to the following, provided that Seller shall elect one of the following if the Parties do not so agree:  (i) attempt to cure such Environmental Defect at any time prior to the Closing; or (ii) adjust the Purchase Price downward by an amount equal to the Environmental Defect Value.

Section 4.04Remedies for Environmental Defects.

(a)If any Environmental Defect described in a notice delivered in accordance with Section 4.03(a) is not cured on or before the Closing, then the Purchase Price shall be reduced by the Environmental Defect Value of such Environmental Defect as agreed by the Parties.

(b)If on or before Closing, the Parties have not agreed upon the validity of any asserted Environmental Defect or have not agreed on the Environmental Defect Value attributable thereto, either Party shall have the right to elect to have the validity of such Environmental Defect and/or such Environmental Defect Value determined by an Independent Expert pursuant to Section 15.03. If the validity of any asserted Environmental Defect, or the Environmental Defect Value attributable thereto, is not determined before Closing, the Buyer, at its sole discretion shall (1) elect not to reduce the Purchase Price paid at Closing by virtue of such disputed Environmental Defect or Environmental Defect Value, and upon the final resolution of such dispute the Environmental Defect Value, if any, found to be attributable to such Environmental Defect shall, subject to this Section, be promptly refunded by Seller to Buyer or (2) exclude the Asset and reduce the Purchase Price by the Allocated Value.

(c)Notwithstanding anything to the contrary in this Agreement, if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Environmental Defects does not exceed one percent (1.0%) of the Purchase, then no adjustments of the Purchase Price shall be made for Environmental Defects and if the total Environmental Defects does not exceed one percent (1.0%) of the Purchase Price prior to any adjustments thereto (the “Environmental Defect Deductible”), then no adjustment of the Purchase Price shall be made for Environmental Defects.  The Allocated Value of any Asset excluded by Buyer from the sale under this Agreement will reduce the Purchase Price but cannot be used by Buyer in meeting the Environmental Defect Deductible.

Article V
Purchase Price Adjustments

Section 5.01Adjustments to the Purchase Price.  The Purchase Price shall be adjusted in accordance with Articles III, IV and this Article V and the other applicable provisions of this Agreement.  There shall not be any adjustment to the Purchase Price for (i) actual or projected changes in production rates of the Hydrocarbons, (ii) alternative or differing interpretations of provided and probable reserves, and/or (iii) normal wear and tear of any of the Assets.

Section 5.02Hydrocarbon Proceeds and Property Expenses.

(a)All proceeds from the sale of the Hydrocarbons  produced from or attributable to the Assets prior to the Effective Time shall be the property of Seller, and in the event Buyer actually receive any of those proceeds, Buyer will remit those proceeds to Seller within thirty (30) days after receipt of Buyer.  All proceeds from the sale of the Hydrocarbons produced from or attributable to the Assets on or after the Effective Time shall be the property of the Buyer, and in the event Seller actually receive any of those proceeds, Seller will remit those proceeds to Buyer at closing or within thirty (30) days after receipt by Seller.

(b)Except as otherwise provided in this Agreement, Seller shall be responsible for any and all of its respective costs and expenses attributable, allocable or incurred with respect to its respective ownership, use and/or operator of the Assets prior to the Effective Time, and the Purchase Price shall be decreased by those costs and expenses to the extent any of those costs and expenses are not paid by Seller before the Closing.  Buyer shall be responsible for payment of all such costs and expenses attributable, allocable or incurred with respect to the conveyed ownership, use and/or operator of the Assets on or after the Effective Time, and the Purchase Price shall be increased by those costs and expenses to the extent any of those costs and expenses are paid by Seller before the Closing.

Section 5.03Payment of Taxes.  All real estate, use, occupation, ad valorem, and personal property Taxes on any of the Assets for calendar year 2014 shall be prorated between Buyer and Seller based on the Effective Time and shall be paid by Buyer.  The Base Price will be adjusted downward by the amount of all such unpaid items attributable to all periods prior to the Effective Time.  Seller shall be responsible for all production and severance Taxes, windfall profits Taxes, and any other similar Taxes applicable to the Hydrocarbons produced from or attributable to the Assets prior to the Effective Time, and Buyer shall be responsible for all such Taxes applicable to the Hydrocarbons produced from or attributable to the Assets on and after the Effective Time.

Section 5.04Tax Deferred Exchange.  Seller and Buyer shall cooperate in the event Seller elects to engage in a tax deferred exchange of the Assets for other qualifying properties as more particularly set forth in herein, Seller may, at or before the Closing, elect to affect a tax-deferred exchange of the Assets for other qualifying properties (hereinafter collectively called the “Exchange Property”) in accordance with the following:

(a)In the event Seller makes such an election prior to the Closing, Seller may elect, by notice to Buyer delivered on or before the Closing Date, to have the Assets conveyed to a qualified intermediary or an exchange accommodation titleholder (as that term is defined in Rev. Proc. 2000-37 issued effective September 15, 2000).

(b)The rights and responsibilities of Seller, Buyer and the qualified intermediary or exchange accommodation titleholder shall be documented with such agreements containing such terms and provisions as shall be reasonably determined by Seller and Buyer to be necessary to accomplish a tax deferred exchange under Section 1031 of the Internal Revenue Code, subject, however, to the limitations on costs and liabilities of Buyer set forth below.   If Seller makes a tax deferred exchange election, Buyer shall not be obligated to pay any additional costs or incur any additional obligations in the consummation of the transactions contemplated in this Agreement.  Any such tax deferred exchange election by Seller shall not affect the duties, rights or obligations of the Parties, except as expressly set forth in this Section 5.04.

(c)Should Seller make such an election and should the tax deferred exchange fail or be disallowed by the Internal Revenue Service for any reason, the Buyer’s sole responsibility and liability to the Seller shall be to take such actions as are required by Subsections (a) or (b) above and Buyer shall have no other responsibility or liability whatsoever to the Seller; and the Seller shall release, indemnify, defend and hold harmless Buyer from any responsibility or liability related to such election except for such actions as may be required by Subsections (a) or (b) above.

Section 5.05Outstanding Bills.  Insofar as such bills are quantified and reasonably payable, and Seller has timely notice of them in the ordinary course of business, Seller will pay all bills for work performed or services rendered or charges incurred prior to the Effective Time on or before Closing and will represent and warrant that Seller is current on outstanding joint interest and AFE cash call billings, otherwise such bills will be satisfied under Section 5.02(b).

Section 5.06Casualty Loss.

(a)If, after the Effective Time and prior to the Closing, any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain of if proceedings for such purposes shall be pending or threatened (a “Casualty Loss”) and the Parties cannot agree on an adjustment to the Purchase Price and allocation of insurance proceeds, at the Buyer election (i) the Buyer may reduce the Purchase Price by the “reduction in value” of the Assets arising from that Casualty Loss, or (ii) Seller shall assign its rights to insurance proceeds for the Casualty Loss to Buyer.  For this purpose, “reduction in value” shall be based upon the principle that such Seller should generally bear its allocable share of the costs of repairing the Assets affected by the Casualty Loss to the state of those Assets existing immediately prior to the Casualty Loss or, if repairs are not commercially feasible or possible, replacing the Assets affected by the Casualty Loss to their state existing immediately prior to the Casualty Loss.

(b)No adjustment associated with a Casualty Loss shall exceed the Allocated Value for the affected Assets.

(c)If the Parties are unable to agree whether a Casualty Loss has occurred, the extent of the Casualty Loss, the “reduction in value” resulting from the Casualty Loss, or any other matter to the Casualty Loss, and the Buyer has not agreed to accept the insurance proceeds due to Seller as result of the Casualty Loss, the Buyer may, in its sole discretion, determine to proceed to the Closing with the Purchase Price being reduced by Buyer’s reasonable estimate of the reduction in value of the Seller’s interest in the Assets affected by the Casualty Loss as a result of the Casualty Loss, the amount of such reduction deposited into an escrow account to be created if necessary and, prior to the Final Settlement Date (but not later), and Buyer may submit the matter for resolution by binding arbitration in accordance with Article 15.  Any claim for a Casualty Loss not resolved prior to Closing or referred to arbitration exceeds ten percent (10%) of the Purchase Price, any Party may, by notice to the other Parties prior to the Closing, terminate this Agreement.  If any Party rightfully exercises its option to terminate this Agreement pursuant to this Subsection, this Agreement shall become void and have no effect, and none of the Parties shall have any further right or duty to or claim against the other Parties under this Agreement, except as expressly provided to the contrary in this Agreement.

Article VI
Representations and Warranties of Seller

Subject to the limitations provided in this Article VI, Seller represents and warrants to Buyer as of the date hereof, and the Effective Time that:

Section 6.01Seller’s Existence.  Seller is, and those constituent members of Seller that are organizational entities and not individuals are, duly organized and validly existing under the laws of the State of Texas and qualified to conduct business in the State of Texas.  Seller has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.  Seller’s headquarters and principal offices are all located in the State of Texas.

Section 6.02Legal Power.  Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

(a)any provision of Seller’s organizational agreement or other governing documents;

(b)with respect to those constituent members of the Seller that are organizational entities, and not individuals, any provision of such members’ organizational documents or other governing documents;

(c)except for any preferential purchase rights and consents to assignment, any material agreement or instrument to which Seller is a party or by which Seller is bound; or

(d)any judgment, order, ruling or decree applicable to Seller as a party in interest or any law, rule or regulation applicable to Seller.

Section 6.03Execution.  With respect to those constituent members of the Seller that are organizational entities, and not individuals, the execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite organizational action on the part of Seller.  This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms.

Section 6.04Brokers.  No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any affiliates of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise).

Section 6.05Preferential Rights and Consents.  Except as set forth on Schedule 6.05, no third parties have a preferential right or similar legal entitlement to elect to acquire an interest in any of the Assets upon a proposed sale of such Assets by Seller.  Further, except as set forth on Schedule 6.05, no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority or, to the knowledge of Seller, any other person is required on the part of Seller in connection with the execution and delivery by Seller of this Agreement, the consummation by Seller of the transactions contemplated hereby, or the compliance by Seller with any of the provisions hereof or thereof.

Section 6.06Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the knowledge of Seller threatened against Seller or the Assets.

Section 6.07Suits.  Except as set forth on Schedule 6.07, there is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Seller’s knowledge, threatened against Seller or any affiliates of Seller or the Assets that has materially affected or will materially affect Seller’s ability to consummate the transactions contemplated herein or materially affect the title to or value of the Assets.

Section 6.08Royalties.  All rentals, royalties and other payments due under the Assets described in Exhibit A have been paid in all material respects, except those amounts in suspense.

Section 6.09Taxes.  All ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that have become due and payable have been paid in all material respects.

Section 6.10Permits.  Seller believes in good faith that the applicable operator has obtained, and is in material compliance with the terms of and conditions of, all licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents and applications from the applicable Governmental Authorities that are presently necessary or required for the ownership and operation of the Assets.

Section 6.11Areas of Mutual Interest.  Except as listed on Schedule 6.11, none of the Subject Interests are subject to (or have related to them) any area of mutual interest provisions or agreements.

Section 6.12Plugging Obligations.  Except for Wells listed on Schedule 6.12, there are no dry holes, or shut in or otherwise inactive Wells, located on the Subject Interests or on lands pooled or unitized therewith, except for Wells that, to Seller’s knowledge, have been properly plugged and abandoned or that Seller is not currently obligated to plug or abandon.

Section 6.13Environmental Defects.  Except as set forth on Schedule 6.13, to the knowledge of Seller, there are no Environmental Defects with respect to the Assets.

Section 6.14Imbalances.  Except as set forth on Schedule 6.14, there are no gas or pipeline imbalances related to the Subject Interests.

Section 6.15Contracts.  All material Contracts are in full force and effect, and to Seller’s knowledge Seller are not in default with respect to any of its material obligations thereunder.

Section 6.16Liens.  Except for Permitted Encumbrances, the Assets will be conveyed free and clear of all liens, mortgages and encumbrances.

Section 6.17Outstanding Bills.  Seller is current on all outstanding joint interest and authority for expenditures (AFE) cash call billings as of the Closing Date.

Article VII
Representations and Warranties of Buyer

To the extent and only to the extent of Buyer’s percentage of ownership set forth in Section 1.01, Buyer represents and warrants to Seller that:

Section 7.01Buyer’s Existence.  Buyer is duly organized and validly existing under the laws of the State of Texas and is qualified to conduct business in the State of Texas.  Buyer has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted. Buyer’s headquarters and principal offices are all located in the State of Texas.

Section 7.02Legal Power.  Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

(a)any provision of Buyer organizational agreement or other governing documents;

(b)any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or

(c)any judgment, order, ruling or decree to which Buyer is a party in interest or any law, rule or regulation applicable to Buyer.

Section 7.03Execution.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite partners on the part of the Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer and enforceable in accordance with its terms.

Section 7.04Brokers.  No broker or finder has acted for or on behalf of Buyer or any affiliates of Buyer in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any affiliate of Buyer for which Seller has or will have any liabilities or obligations (contingent or otherwise).

Section 7.05Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the knowledge of Buyer threatened against Buyer or any affiliates of Buyer.

Section 7.06Suits.  There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Buyer’s knowledge, threatened against Buyer or any affiliates of Buyer that have materially affected or will materially affect Buyer’s ability to consummate the transactions contemplated herein.

Section 7.07Qualifications.  Buyer is now, and after the Closing shall continue to be, qualified with all applicable Governmental Authorities to own and operate the Assets and have, and shall maintain, all necessary bonds to own and operate the Assets.

Article VIII
Seller’s Conditions to Close

The obligations of Seller to consummate the transaction provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 8.01Representations.  The representations and warranties of Buyer herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

Section 8.02Performance.  Buyer shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by Closing or prior to the Closing.

Section 8.03Pending Matters.  No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 8.04Purchase Price.  Buyer shall have delivered to Seller the Purchase Price, as the same may be adjusted hereunder, in accordance with the provisions of Article III, IV and V.

Section 8.05Execution and Delivery of the Closing Documents.  Buyer shall have executed, acknowledged and delivered, as appropriate, to Seller all closing documents described in Section 10.04, in the manner provided in Section 10.05 hereof.

Article IX
Buyer’s Conditions to Close

The obligations of Buyer to consummate the transaction provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 9.01Representations.  The representations and warranties of Seller herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

Section 9.02Performance.  Seller shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by Closing or prior to the Closing and operatorship of the Assets transferred to Buyer at Closing.

Section 9.03Pending Matters.  No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 9.04Preferential Rights and Consents.  All preferential rights and consents specified on Schedule 6.05 shall have been waived and obtained, respectively, and shall be in effect on the Closing Date.

Section 9.05No Litigation.  There shall not have been made or threatened by any person or entity any claim asserting that such person or entity is entitled to all or any portion of the Purchase Price payable for the Assets pursuant to this Agreement.

Section 9.06No Material Adverse Effect.  Subject to Section 5.06, there shall not have been any Material Adverse Effect with respect to the Seller or the Assets since the date of this Agreement.  For purposes of this Section 9.06, “Material Adverse Effect” means any change or event or effect that has had or could reasonably be expected to have a material adverse effect or material adverse impact on (a) the condition (financial or otherwise) of the Assets, or (b) the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, except for any such change, event or effect resulting from or arising out of changes or developments resulting from acts of terrorism, war (whether or not declared) or other disasters or force majeure events.

Section 9.07Execution and Delivery of the Closing Documents.  Seller shall have executed, acknowledged and delivered, as appropriate, to Buyer all closing documents described in Section 10.03, in the manner provided in Section 10.05 hereof.

Article X
Closing

Section 10.01Time and Place of the Closing.  If the conditions referred to in Articles VIII and IX of this Agreement have been satisfied or waived in writing, and subject to any extensions between the Parties, and subject to Section 15.03(d), the transactions contemplated by this Agreement (the “Closing”) shall take place at the Parsley Energy, L.P. offices, whose address is 500 W Texas, Suite 200, Midland, Texas 79701 no later than May 1, 2014 (the “Closing Date”).

(a)At the Closing, the Purchase Price shall be adjusted by the following amounts:

(i)	all downward Purchase Price Adjustment for Title Defects, Environmental Defects and Casualty determined in accordance with Articles III, IV and V;
(ii)	any other amount provided for in the Preliminary Closing Statement, this Agreement or agreed upon by Buyer and the Seller.

(b)The adjustments described in Section 10.01 are hereinafter referred to as the “Purchase Price Adjustments.”

Section 10.02Closing Statement.  Three days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement of the estimated Purchase Price, net of allowable adjustments (the “Preliminary Closing Statement”).

Section 10.03Actions of Seller at the Closing.

At the Closing, Seller shall:

(a)execute, acknowledge and deliver to Buyer an Assignment in a form agreed to by the parties hereto and such other instruments (in substantially the form set forth in Exhibit E of this Agreement)) as may be reasonably necessary to convey the Assets to Buyer;

(b)execute, acknowledge and deliver to Buyer letters in lieu of transfer or division orders, in either case prepared by Buyer in mutually acceptable form, directing all purchasers of production from the Subject Interests to make payment of proceeds attributable to such production to Buyer from and after the Effective Time as reasonably requested by Buyer prior to the Closing Date;

(c)deliver to Buyer possession of the Assets;

(d)execute and deliver appropriate regulatory forms, prepared by Buyer in mutually acceptable form, appointing Parsley Energy Operations, LLC as operator for those Assets;

(e)execute and deliver to Buyer an affidavit, in either case prepared by Buyer in mutually acceptable form, attesting to its non-foreign status; and

(f)execute, acknowledge and deliver any other agreements or documents necessary or desirable to effectuate the transactions contemplated hereby; and

(g)use good faith and diligent efforts to obtain from the current operator execution of such of the foregoing documents, or supplements thereto, are necessary or desirable to effectuate the transactions contemplated hereby.

Section 10.04Actions of Buyer at the Closing.

At the Closing, Buyer shall:

(a)deliver to Seller the Purchase Price (as adjusted pursuant to the provisions hereof) by wire transfer to an account designated in writing by Seller;

(b)Prepare mutually acceptable forms for execution by Seller of the documents required under Section 10.03 (b), (d), and (e) above;

(c)take possession of the Assets and any funds in suspense;

(d)execute, acknowledge and deliver the Assignment and any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby; and

(e)execute mutually agreed Railroad Commission documents and other documents necessary to transfer operator designation and authority from current operator, and to transfer title of the various Assets to Buyer.

Section 10.05Execution and Delivery of Closing Documents.  Each Party shall execute and deliver, at least five (5) days before Closing, all documents provided hereby to be executed for Closing, to be delivered by each Party to counsel for the other Party, as shown in Section 16.10, to be held in trust after such completion of delivery of such documents to counsel.  On the Closing Date, Buyer shall transmit by wire transfer to Seller the Purchase Price; and Seller shall confirm to Buyer and counsel for both Parties, receipt of such funds, whereupon counsel for each Party shall release out of trust to that Party the closing documents.

Article XI
Termination

Section 11.01Right of Termination.  This Agreement may be terminated at any time at or prior to the Closing:

(a)by mutual written consent of the Parties;

(b)by Seller on the Closing Date if the conditions set forth in Article VIII have not been satisfied in all material respects by Buyer or waived by Seller in writing by the Closing Date;

(c)by Buyer on the Closing Date if the conditions set forth in Article IX have not been satisfied in all respects by Seller or waived by Buyer in writing by the Closing Date;

(d)by either Party if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein; or

(e)as otherwise provided herein; provided, however, that no Party shall have the right, subject to Section 15.03, to terminate this Agreement pursuant to clause (b) or (c) above if such Party is at such time in material breach of any provision of this Agreement.

Section 11.02Effect of Termination.  In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 11.01, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement, except that nothing herein shall relieve any Party from any liability for any breach hereof or any liability that has accrued prior to the date of such termination.

Article XII
Post-Closing Obligations

Section 12.01Final Accounting Statement.

(a)On or before June 30, 2014, Seller shall prepare and deliver to Buyer a post-closing statement setting forth a detailed calculation of all post-Closing adjustments applicable to the period for time between the Effective Time and Closing (“Accounting Statement”).  The Accounting Statement shall include any adjustment or payment which was not finally determined as of the Closing Date and the allocation of revenues and expenses as determined in accordance with Section 5.02.  To the extent reasonably required by Seller, Buyer shall assist in the preparation of the Accounting Statement. Seller shall provide Buyer such data and information as Buyer may reasonably request supporting the amounts reflected on the Accounting Statement in order to permit Buyer to perform or cause to be performed an audit.  The Accounting Statement shall become final and binding upon the parties on the fifteenth (15th) day following receipt thereof by Buyer (the “Final Settlement Date”) unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Seller prior to such date.  Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted.  If a Notice of Disagreement is received by Seller in a timely manner, then the Parties shall use their best efforts to promptly resolve the Dispute.

(b)Within five (5) business days after the Final Settlement Date, Seller shall pay to Buyer or Buyer shall pay to Seller in immediately available funds the net amount due.  For purposes of this Agreement, the term “Final Statement” shall mean (i) the revised Statement becoming final pursuant to this Section, or (ii) upon resolution of any Dispute regarding a Notice of Disagreement.  “Business Days” means all calendar days excluding Saturdays, Sundays and U.S. legal holidays.

Section 12.02Further Cooperation.  Seller shall make the Records available to be picked up by Buyer at the offices of Seller during normal business hours within five (5) business days after the Closing to the extent the Records are in the possession of Seller and are not subject to contractual restrictions on transferability.  Seller shall have the right to retain copies of any of the Records.  After the Closing Date, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement.  After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets be made by the proper Party hereunder.  In addition, for a period of eighteen (18) months following Closing, upon ten (10) business days’ advance notice by Buyer to Seller, Seller shall provide Buyer with reasonable access to its Records during regular business hours, and shall cause its representatives to furnish Buyer with such financial and operational data and other information with respect to the Assets as Buyer shall from time to time reasonably request.

Section 12.03Buyer has agreed to make good faith efforts to comply with Section 1.03(f) above, providing for Seller’s option to purchase wellbores under the circumstances therein provided; however, Buyer shall have no liability to Seller, its successors, and assigns for failure to comply therewith.

Article XIII
OPERATIONS OF THE ASSETS

Section 13.01Management after Effective Time.  The Seller agrees, from and after the date hereof until Closing, except as expressly contemplated by this Agreement, as expressly consented to in writing by Buyer, or in situations wherein emergency action is taken in the face of risk to life, property or the environment, to:

(a)manage the Assets in the usual, regular and ordinary manner consistent with past practice;

(b)maintain the books of account and records relating to the Assets in the usual, regular and ordinary manner, in accordance with the Seller  usual accounting practices;

(c)not enter into a material contract, or materially amend or change the terms of any such contract;

(d)not plug or abandon any well located on the Assets without Buyer’s prior written consent;

(e)not transfer, sell, mortgage, pledge or dispose of any material portion of the Properties other than the sale and/or disposal of hydrocarbons in the ordinary course of business; and

(f)preserve in full force and effect all oil and gas leases, operating agreements, easements, rights-of-way, permits, licenses and agreements that relate to the Assets.

(g)Except as set forth in Schedule 13.01(g) submit to Buyer for prior written approval, all requests for operating or capital expenditures relating to the Assets  that involve individual commitments of more than $25,000.00.

(h)obtain Buyer’s written approval prior to voting under any operating, joint venture, partnership company or similar agreement.

Article XIV
Obligations and Indemnification

Section 14.01Retained Obligations.  Provided that the Closing occurs, Seller shall retain (a) all obligations and liabilities of Seller for the payment or improper payment of royalties, rentals and other similar payments under the Leases relating to the Subject Interests accruing prior to the Effective Time; (b) all obligations of Seller under the Contracts for (i) overhead charges related to periods prior to the Effective Time, (ii) costs and expenses incurred prior to the Effective Time for goods and services provided prior to the Effective Time, and (iii) other payment obligations that accrue and become due prior to the Effective Time (including all payment obligations relating to any wells Seller needs to or is obligated to plug or abandon but that are not scheduled in Schedule 6.12); (c) all liability of Seller to third parties for personal injury or death to the extent occurring prior to the Effective Time as a result of the operation of the Assets; (d) ad valorem, property, severance and similar taxes attributable to the period of time prior to the Effective Time; and (e) all litigation existing as of the Closing Date, to the extent it relates to the period of time prior to the Effective Time (collectively, the “Retained Obligations”).  To the extent that Seller has rights of indemnification from third parties with respect to ownership or operation of the Subject Interests, Seller will assign those rights, after the Effective Time, to the Buyer, except insofar as such indemnification applies to liability of Seller (i) accruing before the Effective Time, or attributable to periods before the Effective Time, and (ii) remaining after the Effective Time and not assumed by Buyer.

Section 14.02Assumed Obligations.  Provided that the Closing occurs, Buyer hereby assumes all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership thereof (other than the Retained Obligations), attributable to periods after the Effective Time, including, without limitation, those arising out of (a) the terms of the Easements, Contracts, Leases, Personal Property or Subject Interests comprising part of the Assets, (b) Gas Imbalances, (c) suspense accounts, (d) ad valorem, property, severance and other similar taxes or assessments based upon or measured by the ownership of the Assets or the production therefrom, (e) the condition of the Subject Interests, subject to Section 3.05 and Section 4.03 hereof, (f) obligations to properly plug and abandon or re-plug or re-abandon or remove wells (but only those certain wells scheduled on Schedule 6.12 as needing to be plugged and abandoned), flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Assets, (g) obligations to restore the surface of the Subject Interests and obligations to remediate or bring the Subject Interests into compliance with applicable

Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Subject Interests) , subject to Section 3.05 and Section 4.03 hereof, and (h) any other duty, obligation, event, condition or liability assumed by Buyer under the terms of this Agreement (collectively, the “Assumed Obligations”).

Section 14.03Seller’s Indemnification. Provided that the Closing occurs and subject to Articles III and IV hereof, Seller shall indemnify and hold Buyer harmless from and against any and all liability, liens, demands, judgments, suits, and claims of any kind or character arising out of, in connection with, or resulting from Seller’s ownership of the Assets, for periods on and before the Effective Time.

Section 14.04Buyer’s Indemnification.  Provided that the Closing occurs, Buyer shall indemnify and hold Seller harmless from and against any and all liability, liens, demands, judgments, suits, and claims of any kind or character arising out of, in connection with, or resulting from Buyer’s ownership of the Assets, for periods from and after the Effective Time. Buyer shall be responsible for all claims relating to the drilling, operating, production, and sale of hydrocarbons from the Assets and the proper accounting and payment to parties for their interests, and any retroactive payments, refunds, or penalties to any party or entity, if such claims arise after the Effective Time, or which are assumed hereunder by Buyer, or to which objection was waived by Buyer. Buyer shall also be responsible for all claims related to the sale of hydrocarbons from the Assets and the proper accounting and payment to parties for their interests, and any retroactive payments, refunds, or penalties to any party or entity: if: (1) such claims arise prior to the Effective Time and (2) Buyer is given custody and control over the suspense account holding such funds.

Section 14.05Notices and Defense of Indemnified Matters.  Each Party shall promptly notify the other Party of any matter of which it becomes aware and for which it is entitled to indemnification from the other Party under this Agreement.

Section 14.06Seller’s Indemnity Term and Liability Limit.  Any claim for indemnification pursuant to this Article XIV by Buyer must be made within six (6) months after the Closing. Seller’s aggregate liability for any indemnification provided pursuant to this Section shall be limited to five percent (5%) of the Purchase Price.

Article XV
Dispute Resolution

Section 15.01General.  Any and all claims, Disputes, controversies or other matters in question arising out of or relating to title issues, or calculation of the Statement or revisions thereto, or other matters expressly subject to this dispute resolution procedure, including without limitation any provision of this Article XV (all of which are referred to herein as “Disputes” which term shall not include any other disputes claims, disputes, controversies or other matters in question arising under this Agreement which are not expressly subject hereto) shall be resolved in the manner prescribed by this Article XV.

Section 15.02Senior Management.  If a Dispute occurs that the senior representatives of the Parties responsible for the transaction contemplated by this Agreement have been unable to settle or agree upon within a period of fifteen (15) days after such Dispute arose, Seller shall nominate and commit one of them, and Buyer shall nominate and commit one of its senior officers, to meet at a mutually agreed time and place not later than thirty (30) days after the Dispute has arisen to attempt to resolve same. If such designees have been unable to resolve such Dispute within a period of fifteen (15) days after such meeting, or if such meeting has not occurred within forty-five (45) days following such Dispute arising, then either Party shall have the right, by written notice to the other, to resolve the Dispute through the relevant Independent Expert pursuant to Section 15.03.

Section 15.03Dispute by Independent Expert.

(a)Each Party shall have the right to submit Disputes regarding title issues, environmental issues, or calculation of the Statement or revisions thereto, to an independent expert appointed in accordance with this Section 15.03 (each, an “Independent Expert”), who shall serve as sole arbitrator. The Independent Expert shall be appointed by mutual agreement of the Parties from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, such Independent Expert for such Dispute shall be selected in accordance with the Rules (as defined in Subsection (b) of this Section 15.03).

(b)Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures of the Texas Arbitration Act and the Rules of the American Arbitration Association to the extent such Rules do not conflict with such Texas Arbitration Act or the provisions of this Agreement The Independent Expert shall be instructed by the Parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances. The decision and award of the Independent Expert shall be binding upon the Parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

(c)The charges and expenses of the Independent Expert shall be shared equally by Seller and Buyer.

(d)Any hearing before an Independent Expert held pursuant to Section 15.03 shall be held in Travis County, Texas, or any other mutually acceptable location; and the Parties may agree in writing that Closing shall be delayed until the decision is reached by the Independent Expert.

Section 15.04Venue.  ALL OTHER DISAGREEMENTS, DIFFERENCES, OR DISPUTES ARISING AMONG  SELLER AND BUYER UNDER THE TERMS OF THIS AGREEMENT (AND NOT COVERED BY SECTION 15.03) SHALL NOT BE SUBJECT TO ARBITRATION AND SHALL BE DETERMINED BY THE STATE DISTRICT COURTS OF TRAVIS COUNTY, TEXAS, OR ANY OTHER MUTUALLY

ACCEPTABLE, OR LEGALLY REQUIRED, LOCATION, UNLESS THE PARTIES OTHERWISE MUTUALLY AGREE.

Article XVI
Miscellaneous

Section 16.01Expenses.  Each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for such expenses from the other Party.

Section 16.02Entire Agreement.  This Agreement, the documents to be executed hereunder, and the exhibits attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.  No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement.

Section 16.03Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 16.04Publicity.  Neither Seller nor Buyer will issue any public announcement or press release concerning this transaction without the written consent of the other Party (except as required by law and in such case with prior written agreement between the Parties on the wording of the announcement or press release).

Section 16.05Confidentiality.  Until Closing, each Party (a) shall hold, and shall use reasonable commercial efforts to cause their respective affiliates, representatives, consultants and advisors to hold, in strict confidence all information concerning the terms of this Agreement and the related transactions consummated by the Parties (the “Confidential Information”); and (b) shall not release or disclose such Confidential Information to any other party, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Confidential Information by judicial or administrative process or by other requirements of law or so as not to violate the rules of any stock exchange; provided, however, that in the case of disclosure compelled by judicial or administrative process, the receiving Party shall (to the extent permitted by applicable law) notify the disclosing Party promptly of the request and the documents requested thereby so that the disclosing Party may seek an appropriate protective order or other appropriate remedy.

Section 16.06Construction.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises hereunder, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

Section 16.07No Third Party Beneficiaries.  Nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a Third Party beneficiary contract.

Section 16.08Assignment.  Neither Party may assign or delegate any of its rights or duties hereunder without the prior written consent of the other Party and any assignment made without such consent shall be void.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.

Section 16.09Texas Law, Jurisdiction and Venue.  This Agreement, including, without limitation, its validity, interpretation, construction, performance, and enforcement (together with all of the transactions it contemplates) shall be governed and interpreted in accordance with the substantive laws of the State of Texas, without regard to any principles of conflicts of law that would result in the application of the laws of any other jurisdiction.  Each Party hereby fully, personally, and voluntarily consents to the jurisdiction of the courts of the State of Texas (State or Federal) for any and all disputes, conflicts, or claims related to or arising under or from this Agreement and/or performance of the Parties or under the Agreement. Therefore, the Parties agree that the State or Federal courts of Texas shall have exclusive jurisdiction over any and all disputes, conflicts, or claims related to or arising under or from this Agreement and/or the performance of either Party under the Agreement.  Harris County, Texas, or any other mutually acceptable venue, will be the exclusive venue for any and all disputes, conflicts, or claims related to or arising from or under this Agreement and/or the Parties’ performance of or under the Agreement, and all objections to venue therein based on convenience of the parties, witnesses, or otherwise are hereby expressly waived.

Section 16.10Notices.  Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, nationally recognized, receipt overnight courier, email or facsimile to the addresses of Seller and Buyer set forth below. Any such notice shall be effective only upon receipt.

Seller: Counsel for Seller (which shall not constitute notice):

Notices to Seller must be to both

Dennis Ferstler and Dan Kellogg

at the following current addresses:

Pacer Energy, Ltd.

Attn:  Dennis Ferstler

12600 Hill Country Blvd., Suite R-270

Austin, Texas 78738

Pacer Energy, Ltd.

Attn:  Dan Kellogg

15909 Honolulu St.

Jersey Village, Texas 77040

Ronald L. Moore, P.C.
Attn: Ronald L. Moore

5900 Fairdale
Houston, Texas 77057

Buyer: Counsel for Buyer (which shall not constitute notice):	Parsley Energy, L.P. Attn: Michael W. Hinson 500 West Texas Street, Suite 1300 Midland, Texas 79701 Davis, Gerald & Cremer, PC Attn: David H. Smith 400 W. Illinois, Suite 1400 Midland, Texas 79701

Either Party may, by written notice so delivered to the other Party, change its address for notice purposes hereunder.

Section 16.11Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to affect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 16.12Time of the Essence.  Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

Section 16.13Specific Performance.  Notwithstanding anything to the contrary herein, both Buyer and Seller retain all equitable rights, including right to demand specific performance of the transactions contemplated herein.

Section 16.14Counterpart Execution.  This Agreement may be executed in a number of identical separate counterparts (including by facsimile transmission or by other electronic means showing execution by a party), each of which for all purposes is to be (a) deemed an original and (b) as effective as delivery of a manually executed counterpart, but all of which shall constitute, collectively, one Agreement.  No party to this Agreement shall be bound hereby until a counterpart of this Agreement has been executed by all Parties hereto.

Section 16.15Area of Exclusive Interest.  Neither Seller, nor Dennis Ferstler, Dan Kellogg, nor any affiliate of any of the same shall acquire, or seek to acquire, any interest in the Lands, except for the Limited Depths described in Section 1.03(d), after May 1, 2014 or at any time thereafter.  Buyer will be entitled to specific performance to enforce this provision.

[Signatures Follow]

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement on the date of execution set forth below; HOWEVER, this document is null and void unless executed by counterpart by each Party and electronically delivered to the other Party on or before 5:00 p.m. CST on March 27, 2014 (“Execution Deadline” herein). Electronic delivery shall be to the email addresses of Dennis Ferstler and Colin Roberts, as shown on the email message from Dennis Ferstler to Mike Hinson and Colin Roberts, sent Monday, March 24, 2014 at approximately 2:36 p.m.

SELLER:

Pacer Energy, Ltd.
By:	Alpine Production, LLC, its General Partner

By:	/s/ Dennis Ferstler
Name:	Dennis Ferstler
Title:	Manager

BUYER:

Parsley Energy, L.P.
By:	Parsley Energy Management, LLC, its General Partner

By:	/s/ Michael W. Hinson
Name:	Michael W. Hinson
Title:	Vice President, Land